Exhibit (m)(37)

SERVICE AGREEMENT

This Agreement is entered into as of January 29, 2019 between Barclays Capital Inc. (“Barclays”), and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

WHEREAS, the Series Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and currently offers shares of each Fund for public sale (“Shares”);

WHEREAS, Barclays may serve as an introducing broker-dealer to submit orders for transactions in Shares on behalf of Barclays clients (“Clients”); and

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Series Trust and Barclays agree as follows:

Accordingly, the parties hereto agree as follows:

1.	Services. Series Trust shall make shares of the Funds available to the Clients subject to the Funds’ prospectuses as in effect from time to time. Barclays agrees that it shall provide to Series Trust or the relevant Fund such information as they may reasonably request in order to assist the Fund in its compliance with state securities laws. It is hereby acknowledged by Barclays that it, and not the Series Trust or the Funds, is responsible for providing customers (to the extent it has such customers, each a “Customer”) with administrative services including recordkeeping, account maintenance, shareholder communications, and reporting and processing with respect to the Customers’ accounts which shall include:

(a)	providing necessary personnel and facilities to establish and maintain the Customer accounts and records relating to the Funds,

(b)	arranging for the timely and accurate wiring of funds for investment in the Funds,

(c)	providing confirmations and statements to Series Trust showing the total number of Fund shares owned by Customers, purchase and redemption of Fund shares by Customers, and providing confirmations and statements to Customers regarding their investments in the Funds, as required,

(d)	providing tax reporting to Customers as may be required by applicable statutes and regulations,

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(e)	furnishing proxy material, periodic Fund reports, prospectuses and other communications to Customers or Clients,

(f)	transmitting information regarding transactions in Fund shares to Customers,

2.	Pricing Information. Series Trust or its designee shall use best efforts to furnish Barclays, with respect to each Fund,

(a)	by 7 p.m. Eastern Time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), and

(b)	distribution information by 7 p.m. Eastern Time on ex-dividend date via e-mail delivery to EFSreporting@Barclays.com as it becomes available.

3.	Adjustments to Fund Share Net Asset Value Information.

(a)	If, on any Business Day, Series Trust or its designee is unable to provide Fund share net asset value information by 7 p.m. Eastern Time or distribution information by 7 p.m. Eastern Time, Series Trust or its designee shall use reasonable efforts to contact Barclays via e-mail to EFSreporting@Barclays.com.

(b)	In the absence of timely net asset value information from Series Trust or its designee, Barclays is not authorized to substitute net asset value information from any other source. Series Trust or its designee will use reasonable efforts to take trade instructions from Barclays before 8 a.m. on the Business Day following any day on which there is late transmission of net asset value and/or distribution information for a Fund from Series Trust or its designee.

(c)	Barclays is solely responsible to reconcile Fund share balances held by the applicable accounts in Barclays’s records to those of the Fund’s transfer agent within one Business Day of settlement date.

i)	Correction of unreconciled Fund share balances between Barclays and the Fund’s transfer agent beyond one Business Day after settlement date is the sole responsibility of Barclays.

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(d)	Adjustments to a Fund’s net asset value information shall be made in accordance with Series Trust’s then current net asset value correction policy and procedures;

i)	If an adjustment is required to correct any error in the computation of the net asset value of shares held by an account, Series Trust shall notify Barclays as soon as feasible.

ii)	Barclays shall promptly make reasonable efforts to mitigate a Fund’s financial exposure in connection with the net asset value adjustment.

4.	Orders and Settlement.

(a)	Upon the receipt of instructions from Clients, Barclays will transmit to a Fund’s transfer agent orders to purchase or redeem Fund shares on the basis of those instructions. Barclays agrees that orders for net purchases or net redemptions of Fund shares derived from instructions received in good order by Barclays from its Clients prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to the Fund’s transfer agent by 8:30 a.m. Eastern Time on the next Business Day. Barclays agrees that payment for net purchases on a given Business Day will be wired no later than 12 noon Eastern Time by Barclays to a custodial account designated by Series Trust on the same Business Day such purchase orders are transmitted to the Fund’s transfer agent. Wires will be transmitted in accordance with then current NSCC DCC&S processing guidelines (collectively, “NSCC guidelines”).

Barclays agrees to provide advance notice to Series Trust of events that may result in financial transactions of $5 million or more and use best efforts to estimate the trade value of such transactions; such notice shall be provided no later than 2 PM Eastern Time on the day of such transactions.

(b)	Series Trust or its designee will use best efforts to wire payment for net redemptions of Fund shares on a given Business Day on the Business Day such redemption orders are transmitted to a Fund’s transfer agent to an account designated by Barclays no later than 2 PM Eastern Time; provided, however, that a Fund may, if necessary, delay redemption of Fund shares or extend settlement to the extent permitted by the 1940 Act and as prescribed in the Fund’s then current prospectus.

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(c)	The Business Day on which instructions are received by the Close of Trading in good order by Barclays from Clients shall be the trade date for which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in good order by Barclays from Clients after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless Barclays otherwise indicates that such distributions are to be paid in cash.

(d)	Subject to Barclays’s compliance with the foregoing, Barclays will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of a Customer. Barclays shall be solely responsible for ensuring that all cash distributions paid to an account by a Fund are paid to Customers’ accounts in a timely manner. Any liabilities arising from such cash distribution payments reported as lost, stolen, materially altered or forged shall be the sole responsibility of Barclays.

5.	Operating Procedures

(a)	The purchase, sale, redemption and settlement of Fund shares will normally follow the NSCC guidelines, as follows:

(i)	The parties agree to establish an electronic data link through the NSCC DCC&S system (together, “NSCC system”). The NSCC system will enable Barclays to transmit trade information, including purchase, redemption and exchange instructions, as directed by Barclays, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

(ii)	Each party agrees to abide by NSCC guidelines in order to perform their respective obligations under this Agreement.

(iii)	Barclays agrees that it will not place trades through the NSCC system with an “as of” date prior to the last Business Day on which a net asset value was reported without prior consent of Series Trust.

(iv)	On each Business Day, each Fund (or its transfer agent) shall accept and effect changes on its records upon receipt of purchase, redemption and exchange instructions for an account in good order from Barclays through the NSCC system without supporting documents from Client.

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(v)	Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC guidelines. Each party or their agent shall adopt, implement and maintain current procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

(vi)	Barclays agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, Barclays, on behalf of the Customer, hereby gives its informed consent to electronic delivery of such confirmation; provided that Barclays may request a paper copy of any confirmation delivered to it electronically and, provided further, that Barclays may revoke its consent to electronic delivery pursuant to a notice delivered under Section 22 hereof.

(b)	The purchase, sale, redemption and settlement of a Fund’s shares will normally follow NSCC guidelines, as described above. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule B will apply.

6.	Maintenance of Records. Barclays shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this Agreement. Upon the request of Series Trust, Barclays shall provide copies of all records relating to transactions subject to the Agreement to enable Series Trust, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or to monitor and review the provision of services by Barclays as contemplated by this Agreement..

7.	Expenses.

(a)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

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(b)	Each Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to Barclays, for Customers, its proxy material, periodic Fund reports to shareholders, prospectuses and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material for Customers shall be paid by the applicable Fund or Series Trust, and the cost of printing and distributing such items to Customers shall be borne by Barclays.

8.          Business Continuity. Barclays has developed and implemented a business continuity plan adequate to ensure its ongoing ability to meet its service and operating obligations in accordance with industry best practices.

9.          Compliance with Laws. At all times Barclays shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including, without limitation, those applicable to a transfer agent under the Federal securities laws, including, without limitation, all prospectus delivery requirements.

Barclays agrees to notify Series Trust as soon as administratively feasible of any regulatory, civil or criminal proceedings to which it may be subjected, and which relate to the services it provides pursuant to this Agreement, prior to issuing a press release relating to such proceedings. Barclays shall immediately notify Series Trust or its designee of any breach of its obligations under this Agreement.

At all times, Series Trust shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

11.         Liability of Barclays for Actions of its Agents or Affiliates. Barclays is solely responsible for actions or omissions by any affiliates or agents of Barclays who perform services or obligations required of Barclays hereunder to the same extent as if such action or omission was performed by Barclays directly, and failure by such affiliate or agent to perform under or comply with this Agreement will not relieve Barclays of any of its obligations under this Agreement

12.         Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

Barclays further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement.

(b)	it shall at all times comply with all applicable federal and state laws, rules and regulations, as well as the rules and regulations of applicable self-regulatory organizations, that are now or may become applicable to transactions contemplated in this Agreement;

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(c)	it is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); it shall comply with all applicable rules and regulations thereunder; and it agrees to promptly notify the Series Trust in writing in the event such membership is suspended or terminated;

(d)	it is a broker-dealer properly registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is licensed in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and is a member of the Securities Investor Protection Corporation (“SIPC”);

(e)	it has adopted policies and practices related to the protection of non-public personal information pursuant to U.S. Securities and Exchange Commission (“SEC”) Regulation S-P and for the prevention, detection and reporting of breaches of security as required by applicable state law. These policies and practices are designed to comply with Regulation S-P and applicable state law in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer;

(f)	it shall not transmit or cause to be transmitted for execution orders to redeem or purchase Shares at a price lower than the net asset value of a Fund (“NAV”) for the applicable trade date

(g)	it shall limit its investment in the Fund to no more than 4.5% (the “OwnershipLimit”) of the Fund’s outstanding shares. As part of maintaining this Ownership Limit, on any business day as of which aggregate ownership of the Fund shares by Barclays would otherwise exceed the Ownership Limit, we hereby irrevocably direct the Fund to redeem a sufficient number of shares of the Fund as of the close of business of such business day so as to decrease such aggregate ownership to 4.5% of the outstanding shares of the Fund.

Series Trust further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”); and

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(c)	All Series Trust/ Fund materials are and shall be true and accurate and do not and shall not contain any misstatement of material fact or an omission of a material fact necessary to be stated therein in order for the statements made therein not to be misleading and the materials comply with all applicable requirements under the 1940 Act and the FINRA Rules and have been and will be filed with the SEC and FINRA, to the extent and in the manner required by applicable law and regulation. The registration statement regarding the Shares is effective and complies with all applicable legal requirements and no stop order has been issued relating to the registration statement or the issuance of the Shares.

14.         Communications Concerning the Funds. Barclays and its agents shall prepare communication and disclosure materials regarding the Funds based only on the current prospectus or statement of additional information or other current materials furnished by Series Trust or its designee to Barclays. It shall be the sole and exclusive responsibility of Barclays to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any communications relating to Series Trust and the Funds prepared by Barclays before first use.

15.         Operation of Funds. Barclays’ performance of its obligations pursuant to this Agreement shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. In no way shall the provisions of this Agreement limit the authority of any Fund or Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

16.         Relationship of Parties. Except as specifically provided in Section 3 of this Agreement, it is understood and agreed that all services performed hereunder by Barclays shall be as an independent contractor and not as an employee or agent of Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

The parties acknowledge and agree that the services provided by Barclays under this Agreement are recordkeeping, account maintenance, shareholder communications, reporting and processing, and related administrative services only and are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Fund of the Series Trust within the meaning of the 1933 Act or the 1940 Act. This Agreement does not grant Barclays or any of its agents any right to purchase shares of any Fund (although it does not preclude Barclays from purchasing any such shares), nor does it constitute Barclays or any of its agents an agent of any Fund or the Series Trust for purposes of selling shares of any Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of purchase or redemption orders from Clients on behalf of Customers. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent Barclays or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Clients and Customers only.

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17.         Use of Names. Except as otherwise expressly provided for in this Agreement, no party shall use, nor shall it allow its employees or agents to use, the name or logo of the other or any affiliate, or any products or services sponsored, managed, advised, administered, or distributed by a party or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of the other party.

19.         Monitoring Market Timing:

a.	Information Sharing Agreement. Barclays and Series Trust agree to the terms of the Shareholder Information Agreement required pursuant to Rule 22c-2 under the 1940 Act attached hereto as Schedule C and made a part hereof.

b.	At times during which Customers hold investments in the Fund, Barclays agrees to monitor frequent trading and, if necessary following written instructions from the Fund, restrict purchase and exchange transactions by Clients or Customers.

20.         USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under Series Trust’s anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities. Barclays will provide an annual certification to Series Trust that its agreement to establish and maintain such policies and procedures, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

21.         Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

This Agreement and the rights and obligations hereunder may not be assigned or transferred in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Barclays may assign this agreement without prior written consent to (i) any corporate affiliate under common control or (ii) to any corporation that succeeds to its business; or (iii) in the event that Barclays shall consolidate or merge with any corporation, broker-dealer, bank, or other entity, then such corporation, broker/dealer, bank or entity shall, as successor-in-interest, assume and adopt the terms and conditions of this Agreement.

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22.         Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Barclays, to:

Barclays Capital Inc.
EFS Funds
745 Seventh Avenue
New York, NY 10035

If to GMO Series Trust or any Fund, to:

President
GMO Series Trust
40 Rowes Wharf
Boston, MA 02110

with a copy to:
Shareholder Services
40 Rowes Wharf
Boston, MA 02110

23.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements executed and to be performed therein.

24.        Massachusetts Business Series Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Series Trust of GMO Series Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Series Trustees of the Series Trust as Series Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Series Trustees, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

25.        Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

26.        Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

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27.        Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

28.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

29.         Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

Barclays Capital Inc.

By:	/s/ Yidong Ding
Print Name:	Yidong Ding
Title:	Managing Director

GMO SERIES TRUST,

on behalf of the Funds listed on Schedule I separately and not jointly.

By:	/s/ Megan Bunting
Print Name:	Megan Bunting
Title:	V.P. and Asst. Clerk
Reviewed by: ___________________

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SCHEDULE A

List of Funds and Fees

FUND	Share Class	CUSIP #	Ticker	12b-1 Fee	Admin Fee
GMO Benchmark Free Allocation Series Fund	R6	380131383	GBMRX	0	0
GMO Climate Change Fund	R6	380131151		0	0
GMO Core Plus Bond Series Fund	R6	380131623		0	0
GMO Emerging Country Debt Series Fund	R6	380131557		0	0
GMO Emerging Markets Series Fund	R6	380131656	GECRX	0	0
GMO Global Asset Allocation Series Fund	R6	380131425	GATRX	0	0
GMO Global Equity Allocation Series Fund	R6	380131458	GGASX	0	0
GMO International Developed Equity Allocation Series Fund	R6	380131359	GIDRX	0	0
GMO International Equity Allocation Series Fund	R6	380131482	GEARX	0	0
GMO Quality Series Fund	R6	380131607	GQURX	0	0
GMO Resources Fund	R6	380132308		0	0
GMO SGM Major Markets Series Fund	R6	380131326		0	0
GMO U.S. Equity Series Fund	R6	380131300		0	0

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Schedule B

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 3, Orders and Settlement. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), Barclays or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by the Account based solely upon the receipt of instructions from its customers prior to the close of trading (generally 4:00 p.m. Eastern Time on the Exchange (“Close of Trading”)) on such Business Day. Instructions from customers of Barclays received by Barclays or its agent prior to the Close of Trading on any given Business Day (“Day 1”)( such orders are referred to as “Day 1 Trades”) and transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. Eastern Time the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any order by Barclays to a Fund, Barclays will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but redemption settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Barclays shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.

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Schedule C

Information Sharing Agreement

The provisions set forth below are included in and made a part of the Service Agreement between Barclays and Series Trust.

Capitalized terms not defined in this Schedule C have the meaning set forth in the Service Agreement.

WHEREAS, the Series Trust, on behalf of the Funds (which, for purposes of this Schedule C, also includes a Fund’s principal underwriter and transfer agent), is required to enter into an information sharing agreement to comply with Rule 22c-2 under the 1940 Act (“Rule 22c-2”) with respect to transactions in Fund shares;

NOW THEREFORE, the parties agree to the following provisions:

1.           Shareholder Information.

(a)         Agreement to Provide Information. For any days on which Customers holds shares of a Fund, Barclays agrees to provide to the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or Government Issued Identifier (“GII”) of any or all Customer(s) or account and the amount, date, name or other identifier of any Clients and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of a Fund held through any account maintained by Barclays.

(i)       Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(ii)       Form and Timing of Response. Barclays agrees to transmit the requested information specified in Section 1(a) (“Tier 1 Information) to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request; provided, however, if the Fund requests information that is not Tier 1 Information or transaction information that is older than 90 days, Barclays agrees to transmit the requested information not later than 20 business days after receipt of a request. If requested by the Fund or its designee, Barclays agrees to use best efforts to determine promptly whether any account, Customer, or other person about whom Barclays has provided information pursuant to Section 1(a) is itself a financial intermediary (including financial intermediaries defined under 22c-2) (an “Indirect Intermediary”) and, upon further request by a Fund or its designee, Barclays agrees to use best efforts to promptly either to: (i) provide (or arrange to have provided) the requested information set forth in Section 1(a) for those Customers who hold an account or otherwise own shares through such Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

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(iii)        Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of Barclays.

(b)         Agreement to Restrict Trading. Barclays agrees upon direction of the Fund or its designee to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of shares of a Fund by a Client, Customer, an account holder, or Indirect Intermediary that has been identified by the Fund or its designee as having engaged in or facilitated transactions (directly or indirectly) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(i)       Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Customer(s) or account(s) or other agreed upon information to whichthe instruction relates.

(ii)       Timing of Response. Barclays agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by Barclays.

(iii)      Confirmation by Barclays. Barclays must provide written confirmation to the Fund or its designee that instructions have been executed. Barclays agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)       Definition. For purposes of this Schedule C, the term “written” includes electronic writings and facsimile transmissions.

2.           Role of Parties. For the avoidance of doubt, the parties acknowledge and agree that the services provided by Barclays are not those of an underwriter within the meaning of the 1933 Act or the 1940 Act.

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